Exhibit 15

Independent Registered Public Accounting Firm’s Acknowledgment Letter

The Shareholders and Board of Directors

State Street Corporation

We are aware of the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statements (Form S-8 Nos. 333-135696, 333-160171 and 333-183656) pertaining to State Street Corporation’s 2006 Equity Incentive Plan of our report dated May 4, 2017 relating to the unaudited consolidated interim financial statements of State Street Corporation that are included in its Form 10-Q for the quarter ended March 31, 2017, filed with the Securities and Exchange Commission.

Under Rule 436(c) of the 1933 Act, our reports are not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the 1933 Act.

/s/ Ernst & Young LLP

Boston, Massachusetts

May 17, 2017